UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 300 Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Flotek Industries, Inc. (the “Company”) and Steve Reeves entered into an Employment Agreement (the “Employment Agreement”), effective as of December 31, 2014, pursuant to which Mr. Reeves will continue to serve as Executive Vice President, Operations of the Company.

The Employment Agreement (i) provides for a term of employment until the earlier of (1) December 31, 2016, (2) Mr. Reeves’ resignation with or without Good Reason (as defined in the Employment Agreement) or Mr. Reeves’ death or disability, and (3) termination by the Company with or without Cause (as defined in the Employment Agreement); (ii) provides that, upon termination of Mr. Reeves’ employment by the Company without Cause or by Mr. Reeves with Good Reason prior to the end of the term of employment and subject to the satisfaction of certain other specified conditions, Mr. Reeves will be entitled to receive (1) severance compensation in an amount equal to two-thirds of the sum of his annual base salary and target bonus, payable at the end of each of the eight full calendar months following the execution and effectiveness of a release agreement and in an amount equal to one-eighth of such severance compensation and (2) coverage at the Company’s expense under the employee health insurance plan for a period of 24 months or the maximum period permitted under COBRA, whichever is less; and (iii) contains certain non-competition and non-solicitation restrictions for a period of 24 months following the date of termination of employment with the Company.

Pursuant to the Employment Agreement, Mr. Reeves will earn an annual base salary of $405,000. In addition to the foregoing, Mr. Reeves will be entitled to certain other perquisites, including annual bonuses in accordance with the Company’s management incentive plan for each of the 2015 and 2016 calendar years, the use of a Company automobile and reimbursement for certain expenses.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement dated effective December 31, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: January 7, 2015	By:	/s/ H. Richard Walton
H. Richard Walton
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement dated effective December 31, 2014